UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
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IMAGE ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)
LIONS GATE ENTERTAINMENT CORP.

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On September 22, 2006, Lions Gate Entertainment Corp. posted various new soliciting materials to http://www.votetoimproveimage.com. Copies of such materials are filed herewith as Exhibit 1.
IMPORTANT INFORMATION
LIONS GATE ENTERTAINMENT CORP. FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 2006 AND DISSEMINATED COPIES TO IMAGE ENTERTAINMENT, INC.’S STOCKHOLDERS ON SEPTEMBER 12, 2006. YOU ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY LIONSGATE BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO LIONSGATE AND TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION AND THEIR DIRECT AND INDIRECT INTERESTS IN THE PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY SOLICITATION MATERIALS ARE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.
For additional information, please visit http://www.votetoimproveimage.com.
Neither Lions Gate Entertainment Corp. nor any of the other participants in this proxy solicitation has sought or obtained the consent of any third party to the use of any previously published information as proxy solicitation material.

Exhibit 1
OUR NOMINEES
Lionsgate selected its independent nominees based on their extensive experience and record of achievement in corporate governance, business/finance and the entertainment industry. We are confident these nominees will ensure that Image’s Board focuses on creating value for all stockholders in accordance with their fiduciary duties under law.
Our independent nominees include:
Duke K. Bristow, Ph.D.
Jack R. Crosby
Edward Huguez
Joseph J. Incandela
Joachim Kiener
Barry David Perlstein
You should be aware that the nominees’ sole commitment to Lionsgate is that, if they are elected, they will exercise their independent judgment in all matters before the Board in accordance with their fiduciary duties to Image stockholders. Despite Image’s misleading claims to the contrary, the independent nominees have not made, nor has Lionsgate sought, any other commitment with respect to any offer to acquire Image.
Instead, we believe that, unlike the current entrenched and conflicted directors, the independent nominees will ensure that the Board fairly reviews any credible offer to acquire Image, and if the Board finds that offer to be in the best interests of Image and its stockholders, it will present that offer to the Image stockholders in accordance with their fiduciary duties. We believe our candidates have the integrity, leadership and experience necessary to make a substantial positive impact on Image’s management and Board of Directors.
We believe that the Lionsgate nominees are far superior to Image’s current Board and encourage you to compare their credentials and performance. Please see our definitive proxy statement filed with the SEC on September 5, 2006 for more detailed biographies.

OUR NOMINEES
Duke K. Bristow, Ph.D. Dr. Bristow, 49, is an economist, experienced executive and nationally-recognized expert on corporate governance who has spent over 15 years at the University of California, Los Angeles researching and teaching corporate governance, corporate finance and entrepreneurship. Dr. Bristow currently serves on the board of Landec Corporation and previously served on the board of Arena Pharmaceuticals. At Landec, Dr. Bristow serves on the Audit and Finance Committee and the Technology Committee. At Arena, Dr. Bristow chaired the Audit Committee and the Governance and Nominating Committee, and he served on the Compensation Committee.
Jack R. Crosby. Mr. Crosby, 79, has over 25 years of executive experience in the media and entertainment industries. He is currently Chairman of the Board of Directors and Chief Executive Officer of CinemaStar Luxury Theaters, Inc., an owner and operator of multi-screen movie theaters in Southern California and Northern Mexico. Previously, he was Chairman of the Board of Directors of Tescorp, Inc., an owner and operator of cable TV systems in Argentina, from its inception in 1980 until it was sold in 1998, and served as Chief Executive Officer from 1991 to 1998.
Edward Huguez. Mr. Huguez, 48, has a track record of success in the media and entertainment industries, having held management positions with several leading companies over the last 14 years. Since 2004, he has been Executive Vice President, Affiliate Sales and Marketing, for Starz Entertainment Group LLC, a provider of premium movie services through the Starz and Encore pay TV channels. Starz is a subsidiary of Liberty Media Corporation. From 2001 to 2003 he was Chairman of the Board, President, and Chief Executive Officer of Midstream Technologies, a provider of network-based on-demand solutions to the cable TV industry.
Joseph J. Incandela. Mr. Incandela, 59, has a wide variety of private equity and operating experience. He has been a member of the Board of Advisors of The Cross Country Group, LLC, a privately held provider of roadside services to the domestic automobile industry, since 2003 and Chairman of the Board of Advisors since 2005. Mr. Incandela is the Chief Executive Officer of Cross Country Home Services, a wholly-owned subsidiary of the Cross Country Group. He founded private equity firm Overture Capital Partners in 2000, and was its President until 2004. From 1991 to 1999, Mr. Incandela was a Managing Director of Thomas H. Lee Company, a private equity investment firm.

Joachim Kiener. Mr. Kiener, 53, is an investor who has a deep background in the media, publishing and music industries. He was Chairman and Chief Executive Officer of TV Guide from 1999 until its merger with Gemstar International Group in 2000. After the merger, Mr. Kiener was Co-President and Co-Chief Operating Officer of Gemstar-TV Guide International, Inc. (NASDAQ:GMST), a global media and technology company, where he oversaw the television and magazine businesses.
Barry David Perlstein. Mr. Perlstein, 42, is a skilled entertainment industry executive with specialized knowledge of localizing creative content for global distribution. He has been Chief Executive Officer and a member of the Board of Directors of SDI Media Group, Inc., a provider of localization services to the entertainment industry, since 2004, and its predecessor company, SDI Media, since 2003. Previously, he was President of SDI Media USA, having joined the company through its acquisition of Gelula & Co.
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